Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2016
~ Sales Increased 134% to $5.09 Billion and Same-Store Sales Increased 2.3% ~
~ Diluted Earnings per Share Increased 188% to $0.98 ~
~ Excluding One-Time Tax Benefit, Diluted EPS Increased to $0.89 ~
CHESAPEAKE, Va. - May 26, 2016 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported results for its first fiscal quarter ended April 30, 2016.
First Quarter Results
Consolidated net sales increased 133.6% to $5.09 billion from $2.18 billion in the prior year’s first quarter. The $2.91 billion increase included $2.70 billion in sales from Family Dollar stores, sales from new Dollar Tree stores, and a 2.3% same-store sales increase, on a constant currency basis. Same-store sales, on a constant currency basis, increased 3.4% in the prior-year period. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 2.2%. The positive same-store sales were driven by increases in both customer transactions and average ticket.
Gross profit increased 107.6%, to $1.55 billion in the first quarter compared to $748.9 million in the prior year’s first quarter. The $805.7 million increase included $733.8 million of gross profit for Family Dollar, and a 9.6% increase in Dollar Tree’s gross profit for the quarter. As a percent of sales, gross margin decreased to 30.6% compared to 34.4% in the prior year. The primary contributors to the decrease were the impact of the overall lower-margin product mix for the Family Dollar business and $6.3 million for Family Dollar related to the amortization of the stepped up inventory basis. Gross margin for the Dollar Tree segment was flat at 34.4% when compared to the prior year’s quarter.
Selling, general and administrative expenses were 22.3% of sales compared to 23.7% of sales in the prior year's first quarter. Excluding $10.4 million in acquisition costs from the prior year’s period, selling, general and administrative expenses, as a percent of sales, decreased to 22.3% from 23.2%. This 90 basis point improvement resulted from lower payroll, operating and corporate expenses, as a percent of sales, partially offset by higher store repair and maintenance expenses and depreciation.
Operating income increased 79.9% to $418.7 million compared with $232.8 million in the same period last year. This increase is the result of $138.0 million of operating income in the Family Dollar segment and a $47.9 million increase in operating income in the Dollar Tree segment.
The Company’s effective tax rate for the quarter was 29.8% compared to 38.6% in the prior year period. The lower effective tax rate was primarily attributable to a one-time benefit related to state tax planning, which contributed $0.09 to earnings per share.

Net income compared to the prior year’s first quarter increased $163.2 million to $232.7 million, and diluted earnings per share increased by 188.2% to $0.98. Excluding the one-time tax benefit, diluted earnings per share for the quarter increased to $0.89. Excluding the current quarter one-time tax benefit and acquisition-related costs from the prior year quarter, diluted earnings per share increased 25.4%, to $0.89 from $0.71.
Bob Sasser, Chief Executive Officer, stated, “I am very pleased with the Company’s performance in the first quarter. Through what continues to be a challenging economic environment, we delivered sales of $5.09 billion, which was the mid-point of our guidance range, and earnings that exceeded the high end of our guidance range. Additionally, while not included in our comp calculation, our Family Dollar segment delivered its third consecutive quarter of positive same-store sales.”
Sasser added, “We have gotten off to a successful start to 2016. We continue to serve a loyal customer base by providing terrific values every day; we remain on schedule with our integration of Family Dollar; we are on track to achieve our stated synergy targets; and we are part of what I consider, in this economic environment, the most attractive sector in retail. Looking ahead, we are committed to growing and improving our Dollar Tree and Family Dollar businesses to better serve more customers, while delivering long-term value to our shareholders.”
During the quarter, the Company opened 171 stores, expanded or relocated 66 stores, and closed 19 stores. Additionally, as part of its re-banner initiative, the Company opened three former Family Dollar store locations as new Dollar Tree stores. The Company also converted 126 Deals stores to Dollar Tree stores and converted nine Deals stores to Family Dollar stores. Retail selling square footage at the end of the quarter was approximately 109.6 million square feet.
Company Outlook
The Company estimates consolidated net sales for the second quarter of 2016 to range from $5.03 billion to $5.12 billion, based on a low single-digit increase in same-store sales and year-over-year selling square footage growth of 2.4%. Diluted earnings per share are expected to range from $0.66 to $0.72.
Consolidated net sales for full-year 2016 are now expected to range between $20.79 billion and $21.08 billion compared to the Company’s previously expected range of $20.76 billion to $21.11 billion. This estimate is based on a low single-digit increase in same-store sales, and 4.0% square footage growth. The Company now anticipates net income per diluted share for full-year 2016 will range between $3.58 and $3.80. This compares to its previous EPS guidance range of $3.35 to $3.65.
Conference Call Information
On Thursday, May 26, 2016, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 888-820-9418. A recorded version of the call will be available until midnight Wednesday, June 1, 2016 and may be accessed by dialing 888-203-1112. The passcode is 4775937. A webcast of the call is accessible through Dollar Tree's website, and will remain online until Wednesday, June 1, 2016.

Dollar Tree, a Fortune 500 Company, operated 13,997 stores across 48 states and five Canadian provinces as of April 30, 2016. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second quarter 2016 and full-year 2016 net sales and same-store sales, second quarter 2016 and full-year 2016 diluted earnings per share, square footage growth, the benefits, results, and effects of the merger including synergies, future financial and operating results and shareholder value, the combined company's plans, objectives, expectations (financial or otherwise) and intentions. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2016 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.
CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	13 Weeks Ended
	April 30, 2016	May 2, 2015
	(Unaudited)	(Unaudited)
	As Reported	As Reported	Adjustments (a)	As Adjusted

Net sales	$5,085.8	$2,176.7	$—	$2,176.7

Cost of sales	3,531.2	1,427.8	—	1,427.8

Gross profit	1,554.6	748.9	—	748.9
	30.6%	34.4%		34.4%

Selling, general & administrative expenses	1,135.9	516.1	(10.4)	505.7
	22.3%	23.7%	(0.5%)	23.2%

Operating income	418.7	232.8	10.4	243.2
	8.2%	10.7%	0.5%	11.2%

Interest expense, net	87.3	122.2	(114.0)	8.2
Other income, net	(0.2)	(2.6)	—	(2.6)

Income before income taxes	331.6	113.2	124.4	237.6
	6.5%	5.2%	5.7%	10.9%

Income tax expense	98.9	43.7	47.6	91.3
Income tax rate	29.8%	38.6%	38.3%	38.4%

Net income	$232.7	$69.5	$76.8	$146.3
	4.6%	3.2%	3.5%	6.7%

Net earnings per share:
Basic	$0.99	$0.34	$0.37	$0.71
Weighted average number of shares	235.3	206.2	206.2	206.2

Diluted	$0.98	$0.34	$0.37	$0.71
Weighted average number of shares	236.4	207.1	207.1	207.1

(a) The adjustments to selling, general and administrative expenses and interest expense, net are related to the acquisition of Family Dollar Stores, Inc.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended
		April 30, 2016		May 2, 2015
		(Unaudited)		(Unaudited)
		As Reported		As Reported	Adj (a)	As Adjusted

Net sales:
Dollar Tree		$2,384.5		$2,176.7	$—	$2,176.7
Family Dollar		2,701.3		—	—	—
Total net sales		$5,085.8		$2,176.7	$—	$2,176.7

Gross profit:
Dollar Tree		$820.8		$748.9	$—	$748.9
Family Dollar		733.8		—	—	—
Total gross profit		$1,554.6		$748.9	$—	$748.9

Operating income:
Dollar Tree		$280.7		$232.8	$10.4	$243.2
Family Dollar		138.0		—	—	—
Total operating income		$418.7		$232.8	$10.4	$243.2

	13 Weeks Ended
	April 30, 2016			May 2, 2015
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	5,954	7,897	13,851	5,367	—	5,367
New	112	59	171	93	—	93
Rebanner (b)	(6)	—	(6)	—	—	—
Closings	(11)	(8)	(19)	(6)	—	(6)
Ending	6,049	7,948	13,997	5,454	—	5,454
Selling Square Footage (in millions)	52.1	57.5	109.6	47.2	—	47.2
Growth Rate (Square Footage)	10.4%	100.0%	132.2%	7.3%	0.0%	7.3%

(a) The adjustments to Operating income are related to the acquisition of Family Dollar Stores, Inc.

(b) Stores are included as rebanners when they close or open, respectively.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors. The results of Family Dollar's operations are included from the July 6, 2015 acquisition date.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 30,	January 30,	May 2,
	2016	2016	2015

Cash and cash equivalents	$929.7	$736.1	$870.4
Restricted cash	—	—	7,244.1
Short-term investments	4.0	4.0	—
Merchandise inventories, net	2,929.5	2,885.5	1,093.5
Current deferred tax assets, net	—	—	19.8
Other current assets	308.9	310.3	107.8
Total current assets	4,172.1	3,935.9	9,335.6

Property, plant and equipment, net	3,153.2	3,125.5	1,226.0
Assets available for sale	11.7	12.1	—
Goodwill	5,024.9	5,021.7	166.1
Deferred tax assets, net	—	—	38.6
Favorable lease rights, net	543.9	569.4	0.2
Tradename intangible asset	3,100.0	3,100.0	—
Other intangible assets, net	5.6	5.8	1.1
Other assets, net	49.5	130.8	101.6

Total assets	$16,060.9	$15,901.2	$10,869.2

Current portion of long-term debt	$120.5	$108.0	$—
Accounts payable	1,260.3	1,251.9	515.6
Other current liabilities	622.1	722.6	474.3
Income taxes payable	46.2	12.9	25.3
Total current liabilities	2,049.1	2,095.4	1,015.2

Long-term debt, net	7,209.8	7,238.4	7,819.7
Unfavorable lease rights, net	142.9	149.3	—
Deferred tax liabilities, net	1,566.2	1,586.6	—
Income taxes payable, long-term	71.1	71.4	6.1
Other liabilities	352.2	353.2	157.4

Total liabilities	11,391.3	11,494.3	8,998.4

Shareholders' equity	4,669.6	4,406.9	1,870.8

Total liabilities and shareholders' equity	$ 16,060.9	$ 15,901.2	$ 10,869.2

The January 30, 2016 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(unaudited)

	13 Weeks Ended
	April 30,	May 2,
	2016	2015

Cash flows from operating activities:
Net income	$232.7	$69.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	162.3	52.8
Provision for deferred taxes	(20.4)	1.2
Amortization of debt discount and debt-issuance costs	4.7	2.6
Other non-cash adjustments to net income	27.7	22.2
Changes in operating assets and liabilities	(96.0)	2.1
Total adjustments	78.3	80.9
Net cash provided by operating activities	311.0	150.4

Cash flows from investing activities:
Capital expenditures	(175.9)	(66.9)
Increase in restricted cash	—	(7,244.1)
Purchase of restricted investments	(36.1)	—
Proceeds from sale of restricted investments	118.1	—
Proceeds from fixed asset disposition	1.1	—
Net cash used in investing activities	(92.8)	(7,311.0)

Cash flows from financing activities:
Principal payments for long-term debt	(20.8)	—
Proceeds from long-term debt, net of discount	—	7,180.2
Debt-issuance costs	—	(5.2)
Proceeds from stock issued pursuant to stock-based
compensation plans	14.4	2.6
Cash paid for taxes on exercises/vesting of stock-based compensation	(18.4)	(20.6)
Tax benefit of exercises/vesting of stock-based compensation	—	9.6
Net cash provided by (used in) financing activities	(24.8)	7,166.6
Effect of exchange rate changes on cash and cash equivalents	0.2	0.3
Net increase in cash and cash equivalents	193.6	6.3
Cash and cash equivalents at beginning of period	736.1	864.1
Cash and cash equivalents at end of period	$929.7	$870.4